Exhibit 99.1

               Shoe Pavilion Reports Operating Results
         for the Second Quarter and First Six Months of 2005


    PINOLE, Calif.--(BUSINESS WIRE)--Aug. 11, 2005--Shoe Pavilion, Inc. (Nasdaq:SHOE) today announced net income of $704,000 or $0.10 per diluted share, for the second quarter ended July 2, 2005 compared to net income of $694,000 or $0.10 per diluted share, for the second quarter of 2004. Net income for the six months ended July 2, 2005 was $1.1 million or $0.16 per diluted share, compared to net income of $1.0 million or $0.15 per diluted share, for the same period in 2004.
    As previously announced, comparable store net sales increased 8.2% for the second quarter ended July 2, 2005 from the same period last year. Net sales for the second quarter ended July 2, 2005 increased 20.3% to $24.9 million from $20.7 million for the same period last year.
    Comparable store net sales for the six months ended July 2, 2005 increased 9.5% from the same period last year. Net sales for the six months ended July 2, 2005 increased 19.7% to $48.2 million from $40.3 million for the same period last year.
    Gross profit for the second quarter of 2005 was $8.8 million or 35.4% of net sales compared to $7.3 million or 35.4% of net sales for the same period last year. Gross profit for the six months ended July 2, 2005 was $16.8 million or 34.9% of net sales compared to $14.0 million or 34.7% of net sales for the same period last year.
    Selling, general and administrative expenses for the second quarter of 2005 were $7.5 million or 30.3% of net sales compared to $6.1 million or 29.5% of net sales for the same period last year. Selling, general and administrative expenses for the six months ended July 2, 2005 were $14.8 million or 30.6% of net sales compared to $12.1 million or 30.0% of net sales for the same period last year.
    The increase in selling, general and administrative expenses as a percentage of net sales for the second quarter and six months ended July 2, 2005 is primarily due to an increase in advertising. The increase in advertising in the second quarter is due in part to advertising in Arizona which is a new market for the Company. The Company opened its first two stores in Arizona in June 2004. As of July 2, 2005 the Company operated six stores in Arizona. The increase in selling, general and administrative expenses as a percentage of net sales in the second quarter is also due in part to costs of approximately $180,000 recorded in the second quarter by the Company associated with a wage and hour lawsuit settled by the Company in August 2005.
    During the quarter ended July 2, 2005 the Company opened four stores and closed two stores in which the leases had expired, bringing the total number of stores the Company operates to 87. The Company plans to open six stores the remainder of 2005. Two of these stores are expected to be in Nevada which is a new market for the Company.

    Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 87 stores in California, Washington, Oregon and Arizona.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.



                          Shoe Pavilion, Inc.
              Condensed Consolidated Statements of Income
                              (Unaudited)

(In thousands, except per share
amounts and number of stores)
                                    Thirteen weeks   Twenty-six weeks
                                         ended             ended
                                   ----------------- -----------------
                                    July 2,  July 3,  July 2,  July 3,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Net sales                          $24,929  $20,729  $48,228  $40,302
Cost of sales and related
 occupancy expenses                 16,106   13,383   31,389   26,331
                                   -------- -------- -------- --------
         Gross profit                8,823    7,346   16,839   13,971
Selling, general and
 administrative expenses             7,543    6,120   14,777   12,089
                                   -------- -------- -------- --------
         Income from operations      1,280    1,226    2,062    1,882
Interest expense                      (125)     (70)    (236)    (142)
                                   -------- -------- -------- --------
Income  before income taxes          1,155    1,156    1,826    1,740
Income tax expense                    (451)    (462)    (716)    (694)
                                   -------- -------- -------- --------
Net income                         $   704  $   694  $ 1,110  $ 1,046
                                   ======== ======== ======== ========

Earnings  per share:
Basic                              $  0.10  $  0.10  $  0.16  $  0.15
Diluted                            $  0.10  $  0.10  $  0.16  $  0.15

Weighted average shares
 outstanding:
Basic                                6,805    6,800    6,803    6,800
Diluted                              7,101    6,925    7,080    6,852


Stores operated at end of period                          87       83


                          Shoe Pavilion, Inc.
                 Condensed Consolidated Balance Sheets
                              (Unaudited)

(In thousands, except share data)

                                                 July 2,   January 1,
                                                  2005        2005
                                               ----------- -----------
                   ASSETS
CURRENT ASSETS:
     Cash                                      $      980  $    1,179
     Receivables                                      407         131
     Inventories                                   36,832      35,654
     Deferred income taxes                            718         718
     Prepaid expenses                               1,671       1,469
                                               ----------- -----------
            Total current assets                   40,608      39,151
                                               ----------- -----------

Property and equipment, net                         3,900       3,032
Deferred income taxes and other                     1,783       1,775
                                               ----------- -----------
            TOTAL                              $   46,291  $   43,958
                                               =========== ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Borrowings under credit agreement         $    6,959  $    6,612
     Accounts payable                              10,717      10,456
     Accrued expenses                               2,826       2,974
                                               ----------- -----------
            Total current liabilities              20,502      20,042

Deferred rent                                       3,849       3,359
Long-term portion of capitalized lease
 obligations                                          248           -
Commitments and contingencies                           -           -

STOCKHOLDERS' EQUITY:
      Preferred stock -- $.001 par value;
       1,000,000 shares authorized; no shares
       issued or outstanding                            -           -
      Common stock -- $.001 par value:
       15,000,000 shares authorized;
       6,806,021 and 6,801,021  shares issued
       and outstanding                                  7           7
      Additional paid-in capital                   13,994      13,969
      Retained earnings                             7,691       6,581
                                               ----------- -----------
            Total stockholders' equity             21,692      20,557
                                               ----------- -----------
            TOTAL                              $   46,291  $   43,958
                                               =========== ===========



    CONTACT: Shoe Pavilion, Inc.
             John D. Hellmann, 510-222-4405